EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Commerce Energy Group, Inc. of our report dated April 21, 2005, related to the financial statements of ACN Utility Services, Inc and Subsidiaries as of and for the year ended December 31, 2004 appearing in the 8-K/A of Commerce Energy Group, Inc. dated April 27, 2005.

/S/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Detroit, Michigan
July 11, 2005